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                                                                     EXHIBIT 5.1

                                    JONES, WALKER,
                                 WAECHTER, POITEVENT,
                              CARRERE & DENEGRE, L.L.P.

                                  November 17, 1997


Freeport-McMoRan Sulphur Inc.
1615 Poydras Street
New Orleans, Louisiana  70112

Dear Sirs:

    We have acted as counsel to Freeport-McMoRan Sulphur Inc. (the "Company") in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission on the date hereof, with respect to the distribution of up to 5,338,513 shares of Common Stock, $.01 par value per share together with associated preferred stock purchase rights (the "Shares") in connection with the merger of Freeport-McMoRan Inc. with and into IMC Global Inc. pursuant to the terms of a Merger Agreement dated August 26, 1997 (the "Merger Agreement"). In so acting, we have examined original, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

    Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Merger Agreement, shall be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "Legal Matters" as counsel for the Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.

                             Very truly yours,

                             /s/ Jones, Walker, Waechter,
                                   Poitevent, Carrere & Denegre L.L.P.

                             JONES, WALKER, WAECHTER,
                             POITEVENT, CARRERE & DENEGRE, L.L.P.